AMERICAN GENERAL CORPORATION
             FORM 10-Q
For the Quarter Ended June 30, 1997




                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                        Six Months Ended
                                                            June 30,
                                                       1997          1996
Primary:

   Net income available to common stock .......           $  86         $ 359

   Average shares outstanding
     Common stock .............................     240,786,060   243,831,111
     Assumed conversion of convertible
       preferred stock ........................       1,969,035     1,366,707
     Assumed exercise of stock options ........       1,114,004     1,001,664

       Total ..................................     243,869,099   246,199,482

   Net income per share .......................           $ .36         $1.46


Fully Diluted:

   Net income .................................           $  86         $ 359
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               5             5

       Net income available to common stock ...           $  91         $ 364


   Average shares outstanding
     Common stock .............................     240,786,060   243,831,111
     Assumed conversion of convertible
       preferred securities of subsidiary .....       6,144,016     6,144,016
     Assumed conversion of convertible
       preferred stock ........................       2,371,387     1,636,416
     Assumed exercise of stock options ........       1,364,362     1,134,888

       Total ..................................     250,665,825   252,746,431

   Net income per share .......................           $ .36         $1.44
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